2U Reports Results for First Quarter 2024

LANHAM, Md. — May 2, 2024 — 2U, Inc. (Nasdaq: TWOU), a leading online education platform company, today reported financial and operating results for the quarter ended March 31, 2024.
“With our leading position in the education industry, 2U has a significant opportunity to respond to and support the current technology moment, where advances in generative AI are driving strong demand for workforce development,” said Paul Lalljie, Chief Executive Officer of 2U. “In order to make the most of this opportunity, we are focused on ensuring that we have the right operating model, an effective and efficient organization and cost structure, the right products, and a balance sheet that provides a sound financial foundation for the future. We continued to make progress on all of these fronts in the quarter while launching 42 new degree programs and building on our momentum in executive education.”
“While we are pleased that first quarter results were better than our expectations, significant work remains to execute our turnaround,” added Matthew Norden, Chief Financial Officer of 2U. “We continue to deliver strong growth in our executive education offerings and are pursuing additional operating efficiencies across the business by reducing personnel expense, rationalizing our real estate footprint and lowering delivery costs. We believe our increased cash position of $137 million, together with the kick-off of our performance improvement initiatives, put us in a strong position to fix our balance sheet.”
Results for First Quarter 2024 compared to First Quarter 2023
•Revenue decreased 17% to $198.4 million
•Degree Program Segment revenue decreased 21% to $111.5 million
•Alternative Credential Segment revenue decreased 11% to $86.8 million
•Net loss was $54.6 million, or $0.65 per share
Non-GAAP Results for First Quarter 2024 compared to First Quarter 2023
•Adjusted EBITDA decreased 43% to $17.3 million; a margin of 9%
•Adjusted net loss was $18.1 million, or $0.22 per share
Discussion of 2024 Results
Revenue for the quarter totaled $198.4 million, a 17% decrease from $238.5 million in the first quarter of 2023. Revenue from the Degree Program Segment decreased $28.9 million, or 21%. This decrease was primarily due to certain programs operating in 2023 that are no longer operating in 2024 due to portfolio management activities. Revenue from the Alternative Credential Segment decreased $11.2 million, or 11%. This decrease was primarily due to a $21.9 million decrease in revenue from the company’s boot camp offerings driven by a 30% decrease in FCE enrollments, particularly in coding boot camps. This decrease was partially offset by an $11.0 million increase in revenue from the company’s executive education offerings driven by a 32% increase in FCE enrollments.
Costs and expenses for the quarter totaled $225.7 million, a 13% decrease from $258.7 million in the first quarter of 2023. This decrease was primarily driven by a $29.5 million decrease in personnel and personnel-related expense, a $5.6 million decrease in paid marketing costs, and a $5.3 million decrease in depreciation and amortization expense. These decreases were partially offset by a $7.0 million increase in costs to implement the company’s comprehensive performance improvement initiative.
As of March 31, 2024, the company’s cash, cash equivalents, and restricted cash totaled $137.4 million, an increase of $64.0 million from $73.4 million as of December 31, 2023. This increase includes net proceeds of $74.0 million from the previously announced receivables transaction. As of March 31, 2024, the company’s total debt was $906.4 million, including borrowings of $40.0 million under the company’s revolving credit facility.

Forward-Looking Guidance
The company reaffirmed its full-year 2024 revenue and adjusted EBITDA guidance provided on February 12, 2024 and updated its guidance for net loss as follows:
Full-year 2024
•Revenue to range from $805 million to $815 million
•Net loss to range from $103 million to $98 million
•Adjusted EBITDA to range from $120 million to $125 million
The company is providing its second quarter guidance as follows:
Second quarter 2024
•Revenue to range from $191 million to $194 million
•Net loss to range from $37.5 million to $32.5 million
•Adjusted EBITDA to range from $16 million to $18 million
The company is implementing and continuing to refine its comprehensive performance improvement initiative, the potential results of which are not fully reflected in the guidance above. In addition, guidance assumes the following: (i) no new portfolio management activities in 2024 and (ii) revenue from 2023 portfolio management activities of $15 million in full-year 2024.
For full-year 2024, we anticipate approximately $45 million in capital expenditures and weighted average shares outstanding of 85 million.
Non-GAAP Measures
To provide investors and others with additional information regarding 2U’s results, the company has disclosed the following non-GAAP financial measures: adjusted EBITDA (loss), adjusted EBITDA margin, adjusted free cash flow, adjusted unlevered free cash flow, adjusted net income (loss), and adjusted net income (loss) per share. The company has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. The company defines adjusted EBITDA (loss) as net income or net loss, as applicable, before net interest income (expense), other income (expense), net, taxes, depreciation and amortization expense, transaction costs, integration costs, performance improvement initiative implementation expense, restructuring-related costs, stockholder activism costs, certain litigation-related costs, consisting of fees for certain non-ordinary course litigation and other proceedings, impairment charges, debt modification expense and loss on debt extinguishment, and stock-based compensation expense. The company defines adjusted EBITDA margin as adjusted EBITDA divided by revenue. The company defines adjusted free cash flow as net cash provided by (used in) operating activities, less capital expenditures, payments to university clients, and certain non-ordinary cash payments. The company defines adjusted unlevered free cash flow as adjusted free cash flow less cash interest payments on debt. The company defines adjusted net income (loss) as net income or net loss, as applicable, before other income (expense), net, acquisition-related gains or losses, deferred revenue fair value adjustments, transaction costs, integration costs, restructuring-related costs, stockholder activism costs, certain litigation-related costs, consisting of fees for certain non-ordinary course litigation and other proceedings, impairment charges, debt modification expense and loss on debt extinguishment, and stock-based compensation expense. Adjusted net income (loss) per share is calculated as adjusted net income (loss) divided by diluted weighted-average shares of common stock outstanding for periods that result in adjusted net income and basic weighted-average shares outstanding for periods that result in an adjusted net loss. Some of the adjustments described above may not be applicable in any given reporting period and may vary from period to period.
The company’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, to understand cash that is generated by or available for operational expenses and investment in the business after capital expenditures, for internal budgeting and forecasting purposes, for short- and long-term operating plans, and to evaluate the company’s financial performance. Management believes these non-GAAP financial measures reflect the company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the company’s business as they exclude expenses that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the company’s operating results and prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

The use of adjusted EBITDA (loss), adjusted free cash flow, adjusted unlevered free cash flow, adjusted net income (loss), and adjusted net income (loss) per share measures has certain limitations, as they do not reflect all items of income and expense that affect the company’s operations. The company compensates for these limitations by reconciling the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review the company’s financial information in its entirety and not rely on a single financial measure.
Conference Call Information

What:	2U’s first quarter 2024 financial results conference call
When:	Thursday, May 2, 2024
Time:	4:30 p.m. ET
Live Call:	(888) 330-2446
Conference ID #:	1153388
Webcast:	investor.2U.com
About 2U, Inc. (Nasdaq: TWOU)
2U is a global leader in online education. Guided by its founding mission to eliminate the back row in higher education, 2U has spent 15 years advancing the technology and innovation to deliver world-class learning outcomes at scale. Through its global online learning platform edX, 2U connects more than 86 million people with thousands of affordable, career-relevant learning opportunities in partnership with 260 of the world's leading universities, institutions, and industry experts. From free courses to full degrees, 2U is creating a better future for all through the power of high-quality online education. Learn more at 2U.com.

Cautionary Language Concerning Forward-Looking Statements
This press release contains forward-looking statements regarding 2U, Inc.’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding future results of operations and financial position of 2U, including financial targets, business strategy, and plans and objectives for future operations, are forward-looking statements. 2U has based these forward-looking statements largely on its estimates of its financial results and its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs as of the date of this press release. The company undertakes no obligation to update these statements as a result of new information or future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the results predicted, including, but not limited to:
•trends in the higher education market and the market for online education, and expectations for growth in those markets;
•the company’s ability to maintain minimum recurring revenues or other financial ratios during required periods through the maturity date of its amended term loan facilities;
•the acceptance, adoption and growth of online learning by colleges and universities, faculty, students, employers, accreditors and state and federal licensing bodies;
•the impact of competition on the company’s industry and innovations by competitors;
•the company’s ability to comply with evolving regulations and legal obligations related to data privacy, data protection, artificial intelligence and information security;
•the company’s expectations about the potential benefits of its cloud-based software-as-a-service technology and technology-enabled services to university clients and students;
•the company’s dependence on third parties to provide certain technological services or components used in its platform;
•the company’s expectations about the predictability, visibility and recurring nature of its business model;
•the company’s ability to meet the anticipated launch dates of its offerings;
•the company’s ability to acquire new clients and expand its offerings with existing university clients;
•the company’s ability to successfully integrate the operations of its acquisitions, including the edX acquisition, to achieve the expected benefits of its acquisitions and manage, expand and grow the combined company;
•the company’s ability to refinance its indebtedness on attractive terms, if at all, to better align with its focus on profitability and address impending maturities and the impact any refinancing may have on the price of the company’s common stock;
•the company’s ability to regain compliance with the continued listing standards for listing of our common stock on the Nasdaq Global Select Market;
•the company’s ability to service its substantial indebtedness and comply with the covenants and conversion obligations contained in the indentures governing its 2.25% convertible senior notes due 2025 and 4.50% convertible senior notes due 2030 and the credit agreement governing its revolving credit facility;
•the company’s ability to implement its platform strategy and achieve the expected benefits;
•the company’s ability to generate sufficient future operating cash flows from recent acquisitions to ensure related goodwill is not impaired;
•the company’s ability to execute its growth strategy, including expansion internationally and growing its enterprise business;
•the company’s ability to continue to recruit prospective students for its offerings;
•the company’s ability to maintain or increase student retention rates in its degree programs;

•the company’s ability to attract, hire and retain senior management and other key personnel;
•the company’s expectations about the scalability of its cloud-based platform;
•potential changes in laws, regulations or guidance applicable to the company or its university clients;
•the company’s expectations regarding the amount of time its cash balances and other available financial resources will be sufficient to fund its operations;
•the impact and cost of stockholder activism;
•the potential negative impact of the significant decline in the market price of the company’s common stock, including the impairment of goodwill and indefinite-lived intangible assets;
•the expected impact of our 2022 Strategic Realignment Plan, or similar performance improvement initiatives, and the estimated savings and amounts expected to be incurred in connection therewith;
•the impact of any natural disasters or public health emergencies, such as the COVID-19 pandemic;
•the company’s expectations regarding the effect of the capped call transactions and actions of the option counterparties and/or their respective affiliates; and
•other factors beyond the company’s control.
These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and other SEC filings. Moreover, 2U operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for 2U management to predict all risks, nor can 2U assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements 2U may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Investor Relations Contact: investorinfo@2U.com
Media Contact: media@2U.com

2U, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$124,728	$60,689
Restricted cash	12,710	12,710
Accounts receivable, net	67,235	115,944
Other receivables, net	24,196	28,293
Prepaid expenses and other assets	30,521	33,828
Total current assets	259,390	251,464
Other receivables, net, non-current	14,955	12,507
Property and equipment, net	37,978	40,233
Right-of-use assets	61,813	63,986
Goodwill	650,008	651,498
Intangible assets, net	357,078	371,198
Other assets, non-current	51,715	68,797
Total assets	$1,432,937	$1,459,683
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$114,000	$103,378
Deferred revenue	102,286	81,949
Lease liability	14,472	15,158
Accrued restructuring liability	7,409	14,506
Other current liabilities	46,598	44,348
Total current liabilities	284,765	259,339
Long-term debt	898,416	896,514
Deferred tax liabilities, net	317	323
Lease liability, non-current	79,724	83,297
Other liabilities, non-current	1,137	1,165
Total liabilities	1,264,359	1,240,638
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized, 83,644,026 shares issued and outstanding as of March 31, 2024; 82,260,619 shares issued and outstanding as of December 31, 2023	84	83
Additional paid-in capital	1,747,529	1,741,657
Accumulated deficit	(1,552,228)	(1,497,579)
Accumulated other comprehensive loss	(26,807)	(25,116)
Total stockholders’ equity	168,578	219,045
Total liabilities and stockholders’ equity	$1,432,937	$1,459,683

2U, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
	(unaudited)
Revenue	$198,377	$238,504
Costs and expenses
Curriculum and teaching	31,052	32,840
Servicing and support	25,511	36,109
Technology and content development	34,995	45,484
Marketing and sales	89,712	100,175
General and administrative	39,702	39,250
Restructuring charges	4,727	4,875
Total costs and expenses	225,699	258,733
Loss from operations	(27,322)	(20,229)
Interest income	577	365
Interest expense	(19,267)	(17,957)
Debt modification expense and loss on debt extinguishment	—	(16,735)
Other (expense) income, net	(8,404)	607
Loss before income taxes	(54,416)	(53,949)
Income tax expense	(233)	(113)
Net loss	$(54,649)	$(54,062)
Net loss per share, basic and diluted	$(0.65)	$(0.68)
Weighted-average shares of common stock outstanding, basic and diluted	83,448,101	79,310,434

Other comprehensive income (loss)
Foreign currency translation adjustments, net of tax of $0 for all periods presented	(1,691)	(3,303)
Comprehensive loss	$(56,340)	$(57,365)

2U, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2024	2023
	(unaudited)
Cash flows from operating activities
Net loss	$(54,649)	$(54,062)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash interest expense	3,283	3,532
Depreciation and amortization expense	24,686	30,020
Stock-based compensation expense	5,324	14,563
Non-cash lease expense	4,162	4,457
Provision for credit losses	2,873	2,497
Loss on debt extinguishment	—	12,123
Loss on sale of receivables	8,120	—
Other	284	(598)
Changes in operating assets and liabilities:
Accounts receivable, net	39,186	(11,455)
Other receivables, net	(310)	947
Prepaid expenses and other assets	20,025	(1,213)
Accounts payable and accrued expenses	2,395	11,158
Deferred revenue	20,583	24,674
Other liabilities, net	(3,713)	(9,165)
Net cash provided by operating activities	72,249	27,478
Cash flows from investing activities
Additions of amortizable intangible assets	(7,134)	(10,586)
Purchases of property and equipment	(176)	(1,222)
Net cash used in investing activities	(7,310)	(11,808)
Cash flows from financing activities
Proceeds from debt	—	239,223
Payments on debt	(1,376)	(321,078)
Prepayment premium on extinguishment of senior secured term loan facility	—	(5,666)
Payment of debt issuance costs	—	(2,867)
Tax withholding payments associated with settlement of restricted stock units	(112)	(361)
Proceeds from exercise of stock options	—	110
Proceeds from employee stock purchase plan share purchases	661	1,176
Net cash used in financing activities	(827)	(89,463)
Effect of exchange rate changes on cash	(73)	501
Net increase (decrease) in cash, cash equivalents and restricted cash	64,039	(73,292)
Cash, cash equivalents and restricted cash, beginning of period	73,399	182,578
Cash, cash equivalents and restricted cash, end of period	$137,438	$109,286

2U, Inc.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA
(unaudited)

The following table presents a reconciliation of adjusted EBITDA to net loss for each of the periods indicated.

	Three Months Ended March 31,
	2024	2023

	(in thousands, except share and per share amounts)
Revenue	$198,377	$238,504

Net loss	$(54,649)	$(54,062)
Stock-based compensation expense	5,324	14,563
Other expense (income), net	8,404	(607)
Amortization of acquired intangible assets	8,242	9,936
Income tax benefit on amortization of acquired intangible assets	(19)	(19)
Debt modification expense and loss on debt extinguishment	—	16,735
Restructuring charges	4,727	4,875
Other*	9,880	962
Adjusted net loss	(18,091)	(7,617)
Net interest expense	18,690	17,592
Income tax expense	252	132
Depreciation and amortization expense	16,444	20,084
Adjusted EBITDA	$17,295	$30,191

Adjusted EBITDA margin	9%	13%
Net loss per share, basic and diluted	$(0.65)	$(0.68)
Adjusted net loss per share, basic and diluted	$(0.22)	$(0.10)
Weighted-average shares of common stock outstanding, basic and diluted	83,448,101	79,310,434

*
Includes (i) transaction and integration expense of $0.3 million and $0.1 million for the three months ended March 31, 2024 and 2023, respectively, (ii) litigation-related expense of $2.6 million and $0.8 million for the three months ended March 31, 2024 and 2023, respectively and (iii) performance improvement initiative implementation expense of $7.0 million and $0 for the three months ended March 31, 2024 and 2023, respectively.

2U, Inc.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA by Segment
(unaudited)

The following table presents a reconciliation of adjusted EBITDA (loss) to net loss by segment for each of the periods indicated.

	Degree Program Segment		Alternative Credential Segment		Consolidated
	Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31,
	2024	2023	2024	2023	2024	2023

	(in thousands)
Revenue	$111,546	$140,480	$86,831	$98,024	$198,377	$238,504

Net loss	$(22,455)	$(13,077)	$(32,194)	$(40,985)	$(54,649)	$(54,062)
Adjustments:
Stock-based compensation expense	3,365	8,135	1,959	6,428	5,324	14,563
Other expense (income), net	7,626	(1,203)	778	596	8,404	(607)
Net interest expense (income)	18,742	17,649	(52)	(57)	18,690	17,592
Income tax expense	151	96	82	17	233	113
Depreciation and amortization expense	11,118	13,818	13,568	16,202	24,686	30,020
Debt modification expense and loss on debt extinguishment	—	16,735	—	—	—	16,735
Restructuring charges	3,558	4,107	1,169	768	4,727	4,875
Other	9,880	944	—	18	9,880	962
Total adjustments	54,440	60,281	17,504	23,972	71,944	84,253
Total adjusted EBITDA (loss)	$31,985	$47,204	$(14,690)	$(17,013)	$17,295	$30,191

Adjusted EBITDA margin	29%	34%	(17)%	(17)%	9%	13%

2U, Inc.
Reconciliation of Non-GAAP Measures - Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow
(unaudited)

The following table presents a reconciliation of adjusted unlevered free cash flow to net cash provided by (used in) operating activities for each of the twelve-month periods indicated.

	Trailing Twelve Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

	(in thousands)
Net cash provided by (used in) operating activities	$41,340	$(3,431)	$(5,149)	$(16,536)
Additions of amortizable intangible assets	(40,559)	(44,010)	(44,733)	(50,619)
Purchases of property and equipment	(4,975)	(6,021)	(7,313)	(8,640)
Payments to university clients	300	1,050	1,050	3,550
Non-ordinary cash payments*	43,345	36,653	34,618	36,101
Adjusted free cash flow	39,451	(15,759)	(21,527)	(36,144)
Cash interest payments on debt	63,268	61,194	53,473	47,802
Adjusted unlevered free cash flow	$102,719	$45,435	$31,946	$11,658

*	Includes transaction, integration, restructuring-related, stockholder activism, and litigation-related expense.

2U, Inc.
Reconciliation of Non-GAAP Measures
(unaudited)

The following table presents a reconciliation of adjusted EBITDA guidance to net loss guidance, at the midpoint of the ranges provided by the company, for the periods indicated.

	Three Months Ending June 30, 2024	Year Ending December 31, 2024
	(in millions)
Net loss	$(35.0)	$(100.5)
Stock-based compensation expense	5.0	20.0
Amortization of acquired intangible assets	8.0	32.5
Restructuring charges	3.0	15.0
Other	4.0	27.5
Adjusted net loss	(15.0)	(5.5)
Net interest expense	16.0	70.0
Depreciation and amortization expense	16.0	58.0
Adjusted EBITDA	$17.0	$122.5

2U, Inc.
Key Financial Performance Metrics
(unaudited)
Full Course Equivalent Enrollments
Degree Program Segment
The following table presents FCE enrollments and average revenue per FCE enrollment in the company’s Degree Program Segment for the last eight quarters.

	Q1 ‘24	Q4 ‘23	Q3 ‘23	Q2 ‘23	Q1 ‘23	Q4 ‘22	Q3 ‘22	Q2 ‘22
Degree Program Segment FCE enrollments	44,693	43,309	45,284	50,490	55,491	53,631	57,092	60,303
Degree Program Segment average revenue per FCE enrollment*	$2,496	$3,774	$3,039	$2,367	$2,532	$2,557	$2,404	$2,373

*	Average revenue per FCE enrollment includes revenue from portfolio management activities.
Alternative Credential Segment*
The following table presents FCE enrollments and average revenue per FCE enrollment in the company’s Alternative Credential Segment for the last eight quarters.

	Q1 ‘24	Q4 ‘23	Q3 ‘23	Q2 ‘23	Q1 ‘23	Q4 ‘22	Q3 ‘22	Q2 ‘22
Alternative Credential Segment FCE enrollments	24,955	24,499	25,318	25,840	21,990	24,236	23,128	23,443
Alternative Credential Segment average revenue per FCE enrollment	$3,260	$3,500	$3,428	$3,591	$4,193	$3,840	$3,850	$3,891

*
FCE enrollments and average revenue per FCE enrollment exclude the impact of enrollments in edX offerings and the related revenue of $5.5 million and $5.8 million for the three months ended March 31, 2024 and 2023, respectively.